Exhibit 10.19

CHICKEN ACQUISITION CORP.

2012 STOCK OPTION PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

THIS AWARD AGREEMENT (this “Award Agreement”), is made effective as of                      , 2012 (the “Date of Grant”), by and between Chicken Acquisition Corp., a Delaware corporation (the “Company”), and              (the “Participant”):

R E C I T A L S:

WHEREAS, the Company has adopted the Chicken Acquisition Corp. 2012 Stock Option Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Award Agreement. Capitalized terms used but not otherwise defined herein shall have meanings ascribed to such terms in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the Option provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Grant of the Option. The Company hereby grants to the Participant the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of [ ] shares of Common Stock (each a “Share” and collectively, the “Shares”). The purchase price of the Shares subject to the Option shall be equal to $35.00 per Share as of the Date of Grant (the “Option Price”). The Option is intended to be a non-qualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Code.

2. Vesting.

(a) The Option granted hereunder shall vest and become exercisable as follows:

(i)	Fifty percent (50%) of the Shares subject to the Option shall vest and become exercisable with the passage of time (the “Time-Based Options”). The Time-Based Options shall vest and become exercisable in four (4) equal installments on each of the first four (4) anniversaries of the Date of Grant and

(ii)	Fifty percent (50%) of the Shares subject to the Option shall vest and become exercisable in connection with the attainment of certain performance goals, as set forth on Exhibit A (the “Performance-Based Options”).

(b) Any portion of the Option which has become vested and exercisable in accordance with Section 2(a) above shall hereinafter be referred to as the “Vested Portion.”

3. Exercise of Option.

(a) Period of Exercise. Subject to the provisions of the Plan and this Award Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of:

(i) the tenth (10th) anniversary of the Date of Grant; or

(ii) ninety (90) days following the date of the Participant’s termination of Employment for any reason other than for Cause or due to the Participant’s death or Disability; or

(iii) six (6) months following the date of the Participant’s termination of Employment due to the Participant’s death or Disability; and

(iv) all Options (whether vested or unvested) held by a Participant immediately prior to the cessation of the Participant’s Employment shall immediately terminate upon such cessation if such cessation of Employment was for Cause.

(b) Method of Exercise.

(i) Each election to exercise the Vested Portion shall be subject to the terms and conditions of the Plan and shall be in writing, signed by the Participant or by his or her executor, administrator, or permitted transferee (subject to any restrictions provided under the Plan and the Stockholders Agreement), made pursuant to and in accordance with the terms and conditions set forth in the Plan and received by the Company at its principal offices, accompanied by payment in full as provided in the Plan or in this Award Agreement.

(ii) The Option Price may be paid by (A) the delivery of cash or check acceptable to the Committee, including an amount to cover the minimum statutory withholding taxes with respect to such exercise, or (B) any other method approved by the Committee.

(iii) Notwithstanding any other provision of the Plan or this Award Agreement to the contrary, the Vested Portion may not be exercised prior to the completion of any registration or qualification (including by reason of an applicable exemption therefrom) of the Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be necessary or advisable. The Committee shall use its reasonable best efforts to cause any registration or qualification (or an applicable exemption therefrom) of the Option or the Shares to be completed.

(iv) Upon the Company’s determination that the Vested Portion of the Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant’s name for such Shares. However, the Company shall not be liable to the Participant for damages relating to any reasonable delays in issuing the certificates to such Participant, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves which it promptly undertakes to correct.

(v) In the event of the Participant’s death, the Option shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Award Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 3(a). Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

(vi) For the avoidance of doubt, in no event may a Participant or any other holder of an Option who has not executed the Stockholders Agreement exercise any part of the Vested Portion and the exercise of any part of the Vested Portion is expressly conditioned upon the Participant becoming a party to and executing the Stockholders Agreement.

4. Termination of Employment.

(a) General. If the Participant’s Employment is terminated for any reason, the Option shall, to the extent not then vested, terminate upon such termination of Employment and the Vested Portion of the Option shall remain exercisable for the period set forth in Section 3(a) and shall thereafter terminate.

(b) For Cause. The Option (including any Vested Portion thereof) shall terminate immediately upon the Participant’s termination of Employment for Cause.

5. Share Restrictions, etc. Except as expressly provided herein, the Participant’s rights hereunder and with respect to Shares received upon exercise of the Vested Portion are subject to the restrictions and other provisions contained in the Stockholders Agreement.

6. No Right to Continued Employment. The granting of the Option evidenced hereby and this Award Agreement shall impose no obligation on the Company or any Affiliate to continue the Employment of the Participant and shall not lessen or affect the Company’s or any Affiliate’s right to terminate the Employment of such Participant.

7. Legend on Certificates. The certificates representing the Shares purchased by exercise of the Vested Portion shall be subject to such stop transfer orders and other restrictions as the Committee may reasonably deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

8. Transferability. Except as provided in the Stockholders Agreement, the Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. During the Participant’s lifetime, the Vested Portion is exercisable only by the Participant or a permitted transferee (pursuant to the Stockholders Agreement).

9. Withholding. Subject to Section 3(b)(ii), the Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold from any payment due or transfer made under the Option or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities or other property) of any applicable withholding taxes in respect of the Option, its exercise or any payment or transfer under or with respect to the Option or the Plan and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

10. Securities Laws. The issuance of any Shares hereunder shall be subject to the Participant making or entering into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws and government regulations.

11. Notices. Any notice necessary under this Award Agreement shall be addressed to the Company in care of its Director of Legal Services at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

12. Governing Law/Jurisdiction. This Award Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware, and the Company and the Participant hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. The Participant and the Company hereby irrevocably waive (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (iii) any right to a jury trial.

13. Option Subject to Plan and Shareholders Agreement. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan and the Shareholders Agreement as set forth on Exhibit B hereto. The Option is subject to the Plan, as may be amended from time to time, and the terms and provisions of the Plan are hereby incorporated herein by reference. Any Shares issued upon exercise of the Option will be subject to the Shareholders Agreement, as may be amended from time to time.

14. Section 409A. It is intended that the terms of this Agreement be exempt from or comply with Section 409A of the Code. If it is determined that the terms of this Agreement have been structured in a manner that would result in adverse tax treatment under Section 409A of the Code, the parties agree to cooperate in taking all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment without materially impairing Participant’s economic rights.

15. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date and year first above written.

CHICKEN ACQUISITION CORP.

Name:
Title:

PARTICIPANT

EXHIBIT A

Performance-Based Options

With respect to each fiscal year within the Performance Period, the Option shall vest and become exercisable as follows:

(a)	if Actual EBIDTA for such fiscal year is less than or equal to 100% of the Target EBITDA for such fiscal year, the Option will not become exercisable for any Shares at the end of that year;

(b)	if Actual EBITDA for such fiscal year is equal to or greater than 100% of the Target EBITDA for such fiscal year, the Option shall become exercisable for 25% of the Shares (rounded to the nearest whole Share) at the end of that year; and

(c)	any Shares that do not vest at the end of a particular fiscal year may vest at the end of a subsequent fiscal year based on the cumulative Actual EBITDA as a percent of the cumulative Target EBITDA. For example, if Actual EBITDA in 2013 is 95% of the Target EBITDA, then noneof the Shares vest on December 31, 2013, and if cumulative Actual EBITDA for 2013 and 2014 is 105% of the cumulative Target EBITDA (i.e., Actual EBITDA for 2013 is 95% of the Target EBITDA for 2013, and Actual EBITDA for 2014 is 115% of Target EBITDA for 2014), then 50% of the Shares vest on December 31, 2014 .

(d)	As of the end of the Performance Period, to the extent any portion of an Option has not vested in accordance with the above, such unvested Options shall immediately terminate and be cancelled for no consideration.

(e)	For purposes of this Vesting Schedule:

(i)	“Actual EBITDA” shall have the meaning assigned to the term “Consolidated EBITDA,” as defined in the First Lien Credit Agreement dated as of July 14, 2011 among El Pollo Loco, Inc., EPL Intermediate, Inc., Jefferies Finance LLC, General Electric Capital Corporation, GE Capital Financial Inc. and General Electric Capital Corporation.

(ii)	“Performance Period” means the fiscal year ending in December 2016.

(iii)	“Target EBITDA” means the Actual EBITDA targets for the Company during each fiscal year in the Performance Period, as set forth below:

Fiscal Year	Target EBITDA ($M)
2013	$52.4
2014	$57.7
2015	$64.3
2016	$70.7

EXHIBIT B

Option Plan; Shareholders Agreement